Exhibit 10.3

DATE	January 29, 2015

Angelo Muscarella	(1)

and

Perceptron, Inc.	(2)

Stock Purchase Agreement Next Metrology s.r.o.

LIST OF THE EXHIBITS

Exhibit 1.03:	Certain definitions
Appendix A:	Agreed Accounting Principles
Exhibit 4.02(a)(i)(bb):	Director’s waiver form
Exhibit 4.02(a)(i)(hh)	Seller Release
Exhibit 4.02(a)(i)(ii):	terms and conditions of the employment agreements with the key people
Exhibit 4.02(a)(i)(ll):	Waiver of the Right of First Refusal
Exhibit 7.01:	Buyer’s representations and warranties
Exhibit 7.02:	Seller’s representations and warranties
Exhibit 7.02(a):	Disclosure Letter

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agreement

This agreement (the “Agreement”) is entered into on January 29, 2015 by and amongst

(1)	Angelo Muscarella, Italian national, born in [ ], on [ ], domiciled at [ ], tax registration number [ ] (“Muscarella” or the “Seller”),

and

(2)	Perceptron, Inc., a company established under the laws of the State of Michigan, with offices at 47827 Halyard Drive, Plymouth, MI 48170, State of Michigan, United States of America, Id No. 272233, for the purposes of this agreement represented by Margaret Mary Kaczmarek Nelson, in her capacity as Vice President (“Buyer”),

(the Seller and the Buyer when jointly referred to “Parties” and each of them when generically and individually referred to “Party”)

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INTRODUCTION

A.	Seller owns 25% share in Next Metrology. Next Metrology's registered capital as of the date hereof is CZK 200,000 (in words: two hundred thousand Czech crowns) and is divided into the following three ownership interests representing 100% of the participation and shareholding rights in Next Metrology:

(i)	Muscarella: ownership interest of total par value of CZK 50,000, representing 25% of Next Metrology’s registered capital (the “Share”);

(ii)	Mills: ownership interest of total par value of CZK 50,000, representing 25% of Next Metrology’s registered capital (the “Mills Share”);

(iii)	Topmes: ownership interest of total par value of CZK 100,000, representing 50% of Next Metrology’s registered capital (the "Topmes Share").

B.	The Buyer is a non-contact vision and metrology company with a long established experience in laser-based technology and applications.

C.	The Buyer is interested in acquiring the Share from the Seller, upon the terms and conditions set forth in this Agreement.

D.	The Seller declared that he is interested and willing to transfer and to cause the transfer of the Share to the Buyer, upon the terms and conditions set forth in this Agreement.

E.	The Buyer is interested in acquiring only 100% participation in Next Metrology, i.e., acquiring the Share together with the Topmes Share and the Mills Share.

Now therefore,

the Parties agree as follows:

SECTION 1

Introduction and Exhibits - Interpretation – Certain definitions

1.01 Introduction, Exhibits, Appendices and Annexes

The Introduction, the Exhibits, the Appendices and Annexes form an integral and essential part of this Agreement, as amended from time to time as provided in Section 15.03(b).

1.02 Interpretation

(a)	In this Agreement, unless the context otherwise requires:

(i)         reference to “this Agreement” shall include its Introduction, all of its Exhibits, Appendices and Annexes;

(ii)        the term “person” includes individuals, firms, companies, corporations, unincorporated associations as well as any association or partnership or joint venture (whether or not having a separate full legal capacity).

(b)	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this Agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation.

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(c)	References to any Czech statutory provision or Czech legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any body corporate incorporated in any jurisdiction other than the Czech Republic, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the Czech statutory provision or Czech legal term.

(d)	The schedules to this Agreement shall for all purposes form part of this Agreement.

(e)	Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(f)	Notwithstanding that this Agreement is set forth in the English language only, where in this Agreement a Czech term is given in italics and/or in brackets after an English term or vice versa, the relevant provision relates to circumstances governed by the respective Czech law and if there is any inconsistency between the Czech term and the English term, the meaning of the respective Czech term shall prevail.

(g)	As this Agreement is the result of negotiations, the parties agree that none of the clauses or terms hereof can be attributed to any one party as having first used it in the negotiation of the Agreement.

1.03 Certain definitions

In addition to terms elsewhere defined in this Agreement and unless otherwise provided herein, the terms and expressions listed in Exhibit 1.03 shall have the meanings indicated therein and grammatical variations of such terms shall have corresponding meanings.

SECTION 2

Sale and purchase of the Share

(a)	Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell the Share to the Buyer, and the Buyer agrees to buy the Share, on the Completion Date.

(b)	On the Completion Date, the Seller and the Buyer shall enter into and execute an Ownership Interest Purchase Agreement (the “OITA”) by which the Seller shall transfer to the Buyer the Share. The Parties agree that the OITA shall be subject to this Agreement and therefore, they shall ensure that any claim however relating to the sale of the Share is raised under this Agreement.

(c)	Upon fulfillment of all other formalities as required by Section 4.02 and fulfillment (or waiver) of all the conditions provided for in Section 4.03, the Buyer shall acquire full title to and ownership of the Share, free and clear of any Encumbrance, together with all rights attached thereto. The Parties agree that the Buyer shall benefit from all the economic effects of the sale of the Share as contemplated by this Agreement as from the Completion Date.

(d)	The Parties further acknowledge that the Buyer shall be entitled to appoint a third party legal entity directly or indirectly controlled by, controlling or under common control with the Buyer which will acquire the Share. Should the Buyer wish to appoint and, pursuant to Section 15.04, assign its rights and obligations under this Agreement to, such third party legal entity, it may do so up to the Completion Date, and the Seller undertakes to provide consent with such assignment, while such consent may not be unreasonably withheld or delayed. In any event, the Buyer will remain jointly liable together with such third party for the performance of the obligations arising from this Agreement.

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SECTION 3

Purchase Price

3.01 Purchase Price

(a)	The Parties agree that the purchase price in consideration of the transfer to the Buyer of full title to and ownership of the Share, free and clear of any Encumbrances, shall be paid by the Buyer to the Seller and shall be equal to Eur 1,000,000 (one million) (“Purchase Price”).

3.02 Payment of the Purchase Price

(a)	The payments of all portions of the Purchase Price to be paid in cash shall be made by the Buyer to the Seller by bank wire transfers to Seller’s bank account the details of which shall be indicated by the Seller in writing at least 7 (seven) Business Days prior to each date on which payments fall due or to the Indemnity Holdback Account, as indicated in the following clauses of this Section 3.02.

(b)	The Purchase Price shall be paid to the Seller in the following installments:

(i)	as to Eur 650,000 (six hundred fifty thousand) in cash, to the Seller’s bank account as indicated in paragraph (a) above upon the execution of the OITA;

(ii)	as to Eur 100,000 (one hundred thousand), to be credited in the Buyer’s financial records as an Indemnity Holdback Account and paid to the Seller as set forth in Section 11;

(iii)	as to Eur 250,000 (two hundred fifty thousand), such Purchase Price installment shall only be paid by the Buyer to the Seller if the completion of transaction under the Coord3 Agreement occurs and such Purchase Price installment will be paid by the Buyer to the Seller's bank account as indicated in paragraph (a) above upon completion of transaction under the Coord3 Agreement. If no completion occurs by December 31, 2015, the amount of the Purchase Price set forth in Section 3.01(a) shall be reduced by Eur 250,000.

(c)	No interest shall accrue on any of the amounts to be paid by either Party pursuant to paragraph (b), above, if timely paid.

(d)	For the avoidance of any doubt, the Parties agree that, by paying the amount indicated in paragraph (b)(i) above to the Seller, the Buyer shall have discharged its obligation to pay the relevant part of the Purchase Price in full.

SECTION 4

Completion – Conditions to Completion

4.01 Completion Date

(a)	Completion shall occur on January 29, 2015 or any other date as agreed between the Parties, subject to the conditions to Completion indicated in Section 4.03 being satisfied or waived by the interested Parties in writing on or before the Completion Date.

(b)	The Completion session and the execution of the OITA shall take place at the office of Squire Patton Boggs, v.o.s., advokátní kancelář, ID No. 256 38 882, Václavské náměstí 57/813, 110 00 Prague 1, Czech Republic or any other place as agreed between the Parties.

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4.02 Completion

(a)	The Parties, each to the extent within its control, shall consummate or procure the consummation of all of the following actions and transactions, on or before the Completion Date, as follows:

(i)	the Seller shall cause the following to occur or have occurred:

(aa)	delivery to the Buyer of the following documents relating to the reorganization of matters between Next Metrology and Topmes:

(i)	a copy of a fully executed Confirmation Agreement entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(ii)	a copy of a fully executed Equipment Purchase Agreement entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(iii)	a copy of a fully executed License Agreement entered into between Next Metrology and Mills in the form agreed by the Parties before or around the signing of this Agreement;

(iv)	a copy of a fully executed License Agreement entered into between Next Metrology and Coord3 India in the form agreed by the Parties before or around the signing of this Agreement;

(v)	a copy of a fully executed Agreement on Additional Capital Contribution entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(vi)	a copy of a fully executed Set-off Agreement entered into between Next Metrology and Topmes in the form agreed by the Parties before or around the signing of this Agreement;

(vii)	consent of executives of Next Metrology with the provision of contribution outside of the registered capital of Next Metrology pursuant to the Agreement on Additional Capital Contribution contemplated in Section 4.02(a)(i)(aa)(vii) in the form agreed by the Parties before or around the signing of this Agreement;

(viii)	Consent from the following employees of Topmes regarding the TouchDMIS Software in the form agreed by the Parties before or around the signing of this Agreement:

a.	Mr. Štěpán Hřivna;
b.	Mr. Jaromír Pořízek;
c.	Mr. Václav Jirkovský;
d.	Mr. Jan Kryštůfek;
e.	Mr. Jiří Králík;

(ix)	Confirmation and Consent from the following employees of Topmes regarding the TANGO Software in the form agreed by the Parties before or around the signing of this Agreement:

a.	Mr. Štěpán Hřivna;
b.	Mr. Jaromír Pořízek;
c.	Mr. Václav Jirkovský;
d.	Mr. Jan Kryštůfek;
e.	Mr. Jiří Králík.

(bb)	statements (in the agreed form attached hereto as Exhibit 4.02(a)(i)(bb)) whereby the Seller and Mr. Štěpán Hřivna declare to have no and waive any and all rights or claims vis-à-vis Next Metrology in relation to their role and duties as managing director;

(cc)	delivery to the Buyer of a copy of the statement indicated in sub-paragraph (bb) above;

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(dd)	delivery to the Buyer of a written statement whereby the Seller warrants to the Buyer that, as from the date hereof Next Metrology’s business has been conducted in accordance with the provisions of Section 5.01;

(ee)	delivery to the Buyer of a written statement whereby the Seller warrants that the representations and warranties given by the Seller and referred to in Section 6(b) and Section 7.02 are accurate, true and correct as at the Completion Date and as if given at the Completion Date;

(ff)	the execution of the Sublease Agreement and delivery to the Buyer of a copy of such agreement;

(gg)	delivery to the Buyer of a certified copy of a power of attorney conferring the authority of each person entering into an agreement or document on behalf of the Seller, if applicable;

(hh)	delivery to the Buyer of a written statement with the release of all claims from the Seller in the form attached as Exhibit 4.02(a)(i)(hh);

(ii)	delivery to the Buyer of copies of the employment agreements with the key people listed in Exhibit 4.02(a)(i)(ii) and which shall include the terms and conditions provided for in Exhibit 4.02(a)(i)(ii);

(jj)	delivery to the Buyer of an extract from the Commercial Register of Next Metrology maintained by the Municipal Court in Prague dated as of a date as near as practicable to the Completion Date;

(kk)	delivery to the Buyer of a resolution of Next Metrology’s General Meeting:

(i)	approving all documents under Sections 4.02(a)(i)(aa)(i) through 4.02(a)(i)(aa)(vi) and under Section 4.02(a)(i)(ff),

(ii)	recalling Mills and Mr. Štěpán Hřivna from the office of managing directors (in Czech: jednatel) of Next Metrology with effect as from the Completion Date,

(iii)	appointing new managing directors of Next Metrology selected by the Buyer and with effect as from the Completion Date (the Seller shall bear no liability for the appointment and actions of the newly appointed managing directors),

(iv)	unanimously approving transfer of the Share, of the Mills Share and of the Topmes Share to the Buyer (the resolution of Next Metrology’s General Meeting in this regard shall be in the form of notarial deed);

(ll)	delivery to the Buyer of waivers by the Seller in the form attached as Exhibit 4.02(a)(i)(ll) by which the Seller waives his right of first refusal to the Topmes Share and of the Mills Share.

(ii)	the Buyer shall cause the following to occur or have occurred:

(aa)	delivery to the Seller of the evidence of the payment, by bank wire transfer, of the Purchase Price, except for the portion of the Purchase Price credited by the Buyer to the Indemnity Holdback Account;

(bb)	delivery to the Seller of a certified copy of a power of attorney conferring the authority of each person entering into an agreement or document on behalf of the Buyer, if applicable;

(iii)	the Seller and the Buyer shall, each to the extent within their control:

(aa)	cause the execution by the Buyer and Seller of the OITA.

(iv)	All conditions to Completion under both the Mills SPA and the Topmes SPA, except for the consummation of the Completion action consisting of the occurrence of Conditions to Completion under this Agreement, have occurred.

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(b)	Completion shall be deemed to have occurred when all of the actions and transactions indicated in Section 4.02(a) above shall have been duly consummated or waived by the interested Party.

4.03 Conditions to Completion

(a)	Completion is subject to the following conditions to Completion which shall have occurred or shall have been satisfied or waived by the interested Party by the Completion Date:

(a1)	conditions in favor of each of the Buyer and the Seller: all actions and transactions provided for in Section 4.02 shall have been consummated or waived by the interested Party in writing;

(a2)	conditions in favor of the Buyer:

(i)	Next Metrology’s assets and the Share are free and clear of any Encumbrances;

(ii)	no Material Adverse Change occurred in Next Metrology since the Reference Date;

(iii)	receipt of Required Consents;

(iv)	no legal proceedings are pending which are aimed at preventing the Transaction (or any portion thereof) from completing.

(b)	Should any of the conditions indicated in paragraph (a) above not be satisfied or waived by the interested Party by the Completion Date, the Parties shall be released from the obligation to complete the acquisition of the Share contemplated by this Agreement, which shall be deemed terminated.

(c)	Should any of the conditions to Completion provided for in this Section 4.03 not be met or satisfied by the Completion Date due to one of the Parties’ failure to provide its utmost co-operation for the purpose of the satisfaction of such conditions or to fulfill the obligations provided for in Section 4.02, termination of this Agreement pursuant to Section 4.03(b) shall be without prejudice to any remedy the other Party may have under the law or pursuant to this Agreement.

(d)	The Seller shall deliver to the Buyer a statement of the Seller whereby the Seller acknowledges receipt of the Purchase Price, except for the portion of the Purchase Price credited by the Buyer to the Indemnity Holdback Account. Such statement shall be delivered by the Seller to the Buyer within 5 (five) calendar days from the day of its receipt.

SECTION 5

Pre-Completion Date Covenants

5.01 Management and conduct of Next Metrology Business

(a)	From the date hereof and until the Completion Date, unless otherwise contemplated by this Agreement or approved by the Buyer in writing, the Seller shall cause Next Metrology to:

(i)	conduct Next Metrology’s business (including managing the working capital, the collection of accounts receivable, the payment of accounts payable) with due care and diligence in the ordinary and usual course, consistent with past practice as disclosed to the Buyer;

(ii)	continue to insure all insured assets which are part of Next Metrology’s business, whether owned or leased, and use, operate, maintain and repair all such assets in accordance with past practice;

(iii)	preserve its relationships with the employees, self-employed persons, distributors, agents, representatives, suppliers and customers;

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(iv)	refrain from acting or omit to act in such way as to cause a material breach of any material agreement, contract, commitment or obligation of Next Metrology;

(v)	keep Next Metrology’s facilities, machinery and equipment in normal operating conditions and repair, except for ordinary wear and tear;

(vi)	duly and timely comply in all material respects with all of its obligations, including the obligations arising from any loan or other financial commitment;

(vii)	give the Buyer reasonable direct access to management, legal and financial advisors, auditors and documents of Next Metrology;

(viii)	continue to maintain its books and records in accordance with all applicable laws and the Agreed Accounting Principles.

(b)	The Seller agrees, from the date hereof and until the Completion Date, to cause Next Metrology not to make decisions concerning the matters listed below and not to implement such decisions without the Buyer’s prior written consent (such consent not to be unreasonably denied or delayed):

(i)	sale or disposal of any assets;

(ii)	granting of any rights (including in rem securities) in respect of any of Next Metrology’s assets or the charging of any of said assets with any Encumbrances;

(iii)	decisions to incur any indebtedness or to borrow any money or to enter into any factoring or invoice discount agreement;

(iv)	extension of the terms of payment of any payables or other liabilities or of any receivables or discount any receivables;

(v)	transactions (including share capital increase or decrease) which affect the share capital of Next Metrology;

(vi)	the granting of any rights (including in rem security rights) on any of the shares of Next Metrology or any further share to be issued by Next Metrology and issuance of any bond or other securities;

(vii)	decisions to undertake any capital commitment (purchase or financial / capital lease of fixed or other assets);

(viii)	decisions to enter into any partnership, consortium, association, joint venture agreements;

(ix)	change of the remuneration of any of the employees, other than increases required by the law or by the applicable collective bargaining agreements;

(x)	recruitment of any new registered managing director or any key manager;

(xi)	any redundancy plan;

(xii)	acquisition or disposal of equity interests in other entities or of businesses as going concerns or any branches thereof;

(xiii)	agreements with customers or suppliers (including purchase orders) (aa) which have each a value greater than EUR 30,000 as to customers contracts and EUR 30,000 as to suppliers, or (bb) whereby the counterpart may withdraw or terminate without cause, or (cc) whereby the counterpart may withdraw or terminate for change of control, or (dd) which provide for restrictions to Next Metrology’s or any of Next Metrology’s present or future Affiliates’ freedom to operate in the market, or (ee) whereby Next Metrology must give unusual warranties or guarantees, or (ff) which contemplate unusual payment terms if compared with standard market practice;

(xiv)	agreements with related parties (including shareholders, directors or employees of Next Metrology or relatives of the shareholders or of the directors or employees);

(xv)	change in accounting methods, policies or procedures or presentations of accounts; declaration and distribution of dividends or capital funds;

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(xvi)	settlements of disputes;

(xvii)	guarantees to secure the obligations of a third party;

(xviii)	liquidation; dissolution; mergers, de-mergers and restructurings;

(xix)	real estate leases;

(xx)	permitting the lapse or forfeiture of intellectual property rights or other intangible assets;

(xxi)	fail to file any tax returns or any other report to any authority as required under the law or any contract by its applicable due date or fail to pay any taxes that first become due and payable after the date hereof, as and when they first became due and payable;

(xxii)	negotiations for the settlement or compromise, settlements or compromise of any tax liability;

(xxiii)	enter into or amend any agreement, except for acceptance or placement of purchase orders in the ordinary course of business;

(xxiv)	pay any dividend or distribution;

(xxv)	terminate any material agreement;

(xxvi)	taking any action that would make any of the representations and warranties hereof untrue or failing to take any action that would prevent any of the representations and warranties from becoming true.

(c)	The Seller agrees to use his best efforts to cause Next Metrology to take such actions and to execute such certificates and other documents as from time to time shall be reasonably requested by the Buyer to allow the Buyer to make any tax election requested by the Buyer (including, without limitation, an entity classification election under U.S. Treasury Regulation Section 301.7701-3(c)(1)(i) on Form 8832 with an effective date that is the day immediately preceding the Completion).

5.02 Site visits

The Seller shall ensure, prior to Completion Date, that representatives of the Buyer are allowed to visit the Property and the facilities of Next Metrology, upon the Buyer’s reasonable request, which shall be made in writing (also via email) at least 2 Business Days before the date of the visit; in any event, the Buyer hereby acknowledges that the visit on site shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Next Metrology, its directors, managers and employees.

5.03 Other Pre-Completion Date Covenants

(a)	The Seller shall ensure that, from the date hereof until the Completion Date, the Buyer will have access to Next Metrology’s books, records, contracts and personnel, upon its reasonable request which shall be made in writing (also via email) before the date of the relevant access, being agreed and understood that such access shall be carried on in a manner which will not unreasonably disrupt the normal and ordinary activity of Next Metrology, its directors, managers and employees.

(b)	The Seller and the Buyer shall take, and shall cause Next Metrology to take all necessary actions to obtain the Required Consents, so that they are delivered prior to the Completion Date.

(c)	The Seller shall and shall cause Next Metrology to cause the representations and warranties referred to in Sections 6(b) and 7.02 to be accurate, true and correct as at the Completion Date as if given at the Completion Date.

(d)	Prior to the Completion Date, the Seller will not, and will cause its respective officers, directors, employees, legal counsel, accountants, advisors or other consultants or agents to not directly or indirectly, solicit or enter into any agreement or negotiations with, or furnish information to, any person with respect to any proposal to acquire any of the share capital or a substantial portion of the assets of Next Metrology or to merge or consolidate with Next Metrology. If the Seller receives any such proposals, or inquiries regarding the same, the Seller shall promptly notify the Buyer of the terms of such proposals or inquiries and the identity of the parties making the same.

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SECTION 6

Due diligence

(a)	Prior to the execution of the Agreement, the Buyer has conducted a full legal, economic, financial, accounting, commercial, tax, employment, social security, corporate and environmental due diligence on Next Metrology (“Due Diligence”). Without prejudice to any other term and condition contemplated by this Agreement, on the basis of the outcome of the Due Diligence, the Buyer has agreed to enter into this Agreement.

(b)	The Seller warrants and represents that all information and data which the Seller, the directors, employees or advisors of Next Metrology provided to the Buyer during the Due Diligence process and the negotiations prior to the execution of the Agreement are true, correct and not misleading and fairly reflect the financial, economic and business situation of Next Metrology and no relevant document and information requested by the Buyer during the Due Diligence has been withheld.

SECTION 7

Representations and warranties

7.01 Buyer’s representations and warranties.

The Buyer represents and warrants to the Seller that the representations and warranties indicated in Exhibit 7.01 are true, correct and not misleading as at the date of this Agreement and hereby acknowledges that each of such representations and warranties is material and essential to the Seller, who is relying on such representations and warranties in entering into this Agreement. For the avoidance of any doubt, it is agreed that the Buyer’s representations and warranties shall not be affected, limited or diminished by any knowledge by the Seller of the matters covered by the representations and warranties.

7.02 Seller’s representations and warranties.

(a)	The Seller represents and warrants to the Buyer that the representations and warranties indicated in Exhibit 7.02 and Section 6(b) are true, correct and not misleading as at the date of this Agreement, except as otherwise Disclosed in the Disclosure Letter attached hereto as Exhibit 7.02(a), and hereby acknowledges that each of such representations and warranties is material and essential to the Buyer, who is relying on such representations and warranties in entering into this Agreement. For the avoidance of any doubt, it is agreed that the Seller’s representations and warranties shall not be affected, limited or diminished by any investigation (including the Due Diligence) up to this date or hereafter made by the Buyer (directly and through its advisors) with respect to Next Metrology, the Share, Next Metrology’s assets, liabilities and properties or by any knowledge by the Buyer of the matters covered by the representations and warranties, except for the matters Disclosed in the Disclosure Letter. As of the date of this Agreement, the Buyer’s representatives, Jeffrey Armstrong or Keith Marchiando , do not have actual conscious awareness of any inaccuracy or breach of the representations and warranties of the Seller in this Agreement.

(b)	Each of the representations and warranties made or given by the Seller in or pursuant to Sections 6(b) and 7.02 of this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) shall be construed as a separate and independent representation and warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other representations and warranties or any other provision of this Agreement.

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(c)	The rights and remedies of the Buyer in respect of any breach of the representations and warranties made or given by the Seller in or pursuant to this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) shall not be affected by completion of the purchase of the Share, by Buyer’s termination or failure to terminate this Agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

(d)	The Parties agree that provisions of the Czech Civil Code regarding liability for defects, including, but not limited to, Sections 1914(2) through 1925 and Sections 2099 through 2117 of the Czech Civil Code, shall not be applicable to this Agreement.

SECTION 8

Breach of representations and warranties

8.01 Breach of Seller’s representations and warranties

(a)	General

(i)	As the only and sole remedy available to the Buyer under this Agreement in connection with the breach of the Seller’s representations and warranties, the Buyer shall have a contractual claim to (and the Seller shall pay to the Buyer the amount of) a discount of the Purchase Price (“Discount”), corresponding to the amount of Detriment (aa) resulting or deriving from the fact that any of the representations and warranties made or given by the Seller in or pursuant to Sections 6(b) and 7.02 of this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) are untrue, incorrect or misleading, (bb) resulting or deriving from any discrepancy between the representations and warranties confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) and the situation as at the Completion Date, or (cc) resulting or deriving from any acts or omissions of Next Metrology or Seller on or prior to the Completion Date.

(ii)	For the purposes of this Agreement, the “Detriment” shall, irrespective of the size of Seller’s ownership interest in Next Metrology, be quantified as an amount equal to the aggregate of:

(aa)	the amount needed to compensate for the decrease in the value of Next Metrology compared to the value of Next Metrology that it would have if the Seller’s representation or warranty had not been breached or had not been untrue or misleading; and

(bb)	all losses, costs and expenses including, without limitation, damages, legal and other reasonably incurred professional fees and costs, penalties, expenses incurred by the Buyer or Next Metrology and resulting or deriving from the fact that any of the representations and warranties made or given by the Seller in or pursuant to Sections 6(b) and 7.02 of this Agreement or confirmed by the Seller at the Completion Date pursuant to Section 4.02(a)(i)(ee) are untrue, incorrect or misleading.

(iii)	The obligation to pay the Detriment in the form of the Discount provided for in this Section 8.01 shall extend to all costs, expenses (including reasonable attorney’s fees and experts’ costs) and disbursements incurred by the Buyer in enforcing its rights in respect of a claim under this Agreement and/or by Next Metrology in enforcing its rights and in resisting any Third Party Claim.

(iv)	The Parties agree that any payments due by the Seller for breaching the Seller’s representations and warranties shall be made by the Seller directly to the Buyer, unless the Buyer gives instructions to the Seller to make such payments directly to Next Metrology.

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(v)	The Seller shall be under no obligation to grant to the Buyer under this Section 8.01 Discount for any Detriment in relation to which, by the time the payment by the Seller is due, either the Buyer or Next Metrology receives compensation, indemnification or reimbursement by third parties (including insurance companies), without recourse, to the extent of such compensation, indemnification or reimbursement.

(vi)	If any amount payable pursuant to this Section 8.01(a) is subject to Tax, that amount shall be increased so as to ensure that the net amount received by the Buyer and/or Next Metrology shall, after Tax, be equal to that which would have been received had the payment and any increased payment not been subject to Tax.

(vii)	If any amount is paid by the Seller to the Buyer pursuant to this Section 8.01(a), the amount of such payment shall be deemed to constitute a reduction in the Purchase Price payable under this Agreement.

(viii)	Any claims arising from a breach of the Seller’s representations and warranties may be recovered by the Buyer only once in respect of the same breach. If a claim for a breach of Seller’s representations and warranties is recovered by Next Metrology, then the Buyer is excluded from recovering any part of the Detriment in the form of the Discount for the same reason to the extent already recovered by Next Metrology. Likewise, if a claim for a breach of a Seller’s representations and warranties is recovered by the Buyer, then Next Metrology is excluded from recovering any payments for the same reason to the extent already recovered by the Buyer. With regard to any breach of the Seller’s representations and warranties, the Buyer shall have no rights in relation to the Seller other than those stipulated in this Section 8 (save for the Buyer’s right to terminate this Agreement pursuant to Section 14). Should the Buyer, Next Metrology or any Affiliate claim any Detriment from the Seller on any other legal ground in an amount exceeding the claims which the Buyer may raise under this Agreement, the Buyer undertakes to fully indemnify the Seller for any payments the Seller has to make in this situation which would exceed the claims which the Buyer may raise under this Agreement.

(b)	Limitations to the Seller’s liability

(i)	The Seller shall only be liable to the Buyer under this Section 8.01 for any Detriment if the total amount of the Detriment exceeds Eur 10,000 (ten thousand), in which case the Seller shall be liable only for the excess amount.

(ii)	The Seller shall be liable to the Buyer under this Section 8.01 for any Detriment up to a maximum amount equal to Eur 100,000 (one hundred thousand) (the “Discount Cap”).

(iii)	The limitation to the Seller’s liability provided for in paragraphs (b)(i) and (b)(ii) above shall not apply to Detriment resulting or deriving from any inaccuracy or breach of any of the representations and warranties relating to authority, good standing, title to the Share, regulatory compliance, Encumbrances, tax or social security matters, in which cases the Seller shall be liable to the Buyer for any Detriment up to a maximum amount equal to 100 per cent of the Purchase Price.

(iv)	Irrespective of any other provision of this Agreement, the remedy available to the Seller in connection with the breach of the Seller’s representations and warranties shall not be limited in any way if such breach of the Seller’s representations and warranties results or derives from fraud or intentional misrepresentation.

(v)	The Parties agree that any event or circumstance Disclosed by the Seller in Exhibit 7.02 or the Disclosure Letter will exclude the Seller’s liability under Section 8.01 as to the Detriment which specifically relate to the disclosure.

(vi)	The Seller shall not be liable for specific Detriment to the Buyer to the extent that:

(aa)	The reasons for which the Detriment has arisen are attributable (wholly or partially) to:

(i)	changes made after the Completion to the Agreed Accounting Principles unless such changes are made in accordance with applicable legal regulation or specifically requested by competent state authorities; or

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(ii)	a retroactive change in the procedure of the relevant tax administrator published after the Completion, or

(iii)	the adoption of a law after the Completion having retroactive effect for Next Metrology;

(c)	Time limits to Seller’s liability

The Seller shall not be liable to the Buyer under Section 8.01 in respect of any Detriment if the relevant Detriment Claim is notified to the Seller after:

(aa)	the 20th (twentieth) Business Day after the later of (i) the date of expiration of the relevant statute of limitation or (ii) the 5th (fifth) anniversary of the Completion Date, as to any Detriment referred to in paragraph (b)(iii) above;

(bb)	the 20th (twentieth) Business Day after 12 months from the Completion Date, for any Detriment relating to matters other than those indicated in sub-paragraph (aa) above.

8.02 Breach of Buyer’s representations and warranties

(a)	The Buyer shall pay to the Seller as a contractual claim originating under this Section 8.02 the amount of all losses, damages, costs and penalties incurred in, or suffered by the Seller, resulting or deriving from any inaccuracy or breach of any of the representations and warranties made or given by the Buyer in or pursuant to this Agreement.

(b)	The provisions of Section 8.01 (including those concerning liability limitations) shall apply to the obligations of the Buyer herein mutatis mutandis.

8.03 Detriment Claim procedure

(a)	Whenever an event or circumstance which could give rise to a Detriment Claim (including a Third Party Claim) (“Detriment Event”) occurs for which a Party may seek remedy under Section 8, the Party seeking the remedy (“Claiming Party”) shall notify in writing the Party against which the Detriment Claim is made (“Liable Party”) (and, for a Third Party Claim, within 120 (one hundred twenty) days after the Claiming Party has actual knowledge of the Detriment Event) (“Notice of Claim”). The Notice of Claim shall specify relevant facts known to the Claiming Party giving rise to the Detriment Claim, the amount of the Detriment and the request for payment of the Detriment in the form of the Discount in case of the Buyer’s claim or request for payment of Detriment in case of Seller’s claim.

(b)	If the Detriment Event is a Third Party Claim against Next Metrology, the following shall apply:

(i)	the Buyer shall cause Next Metrology to diligently take all reasonable defensive steps;

(ii)	in the defense against the Third Party Claim, the Buyer shall cause Next Metrology to consult with the Seller;

(iii)	Next Metrology’s management and/or the Buyer shall inform the Seller about the status of the relevant matter and about any developments in connection with the Third Party Claim;

(iv)	in any event, the Buyer shall not agree to any settlement of the Third Party Claim or to any waiver related thereto, without the prior written consent of the Seller, not to be unreasonably withheld or delayed and which shall be considered as granted absent response within 10 (ten) Business Days following written request from the Buyer to the Seller. Should the Seller deny his approval, as a condition to the effectiveness of such denial, (aa) he shall specify the reasons for the denial in writing and (bb) he shall be liable for the relevant Detriment including the immediate payment of all costs incurred to defend such Third Party Claim as they are incurred by Claiming Party;

(v)	the relevant obligations to pay the Detriment in the form of the Discount shall survive until the Third Party Claim has been finally resolved.

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(c)	Payments of all amounts due by the Liable Party pursuant to Section 8 shall be made as follows:

(i)	if the Detriment Event is a Third Party Claim against Next Metrology, payments shall be made within 15 (fifteen) Business Days from receipt of the Buyer’s written request which shall bear a copy of:

(aa)	the enforceable decision, award or order, whether final or provisional, served upon Next Metrology and which ascertains or determines the Detriment ; or

(bb)	the settlement agreement entered into by Next Metrology which determines a Detriment .

(ii)	in case of a Detriment Event other than a Third Party Claim against Next Metrology, within 10 (ten) Business Days from receipt of the Notice of Claim; provided that the Seller has not objected in writing to such Notice of Claim within such 10 (ten) Business Day period (“Notice of Objection”). Any such Notice of Objection shall state the nature and basis of any such objection and the monetary amount of the claim in dispute. Payment of such claim shall be made by the Seller, together with interest thereon from the date of the original Notice of Claim until the date paid, at the interest rate set forth in Section 15.11, within 15 (fifteen) Business days from receipt of the Buyer’s written request, which shall bear:

(aa)	a certified copy of an award (whether final or provisions) by the Arbitral Tribunal referred to in Section 16.02 which ascertains or determines that the Seller is liable for the claim; or
(bb)	a copy of the settlement agreement entered into between Buyer and the Seller which determines the amount that the Seller must pay relating to the claim.

SECTION 9

Further covenants and specific obligations of the Seller

9.01 General

The Parties agree that:

(i)	for the avoidance of any doubt, the Seller’s obligations provided for in this Section 9 shall not be subject to Section 8 nor to the same restrictions, limitations and procedure therein;

(ii)	any payments due by the Seller pursuant to this Section 9 shall be made by the Seller directly to the Buyer, unless the Buyer gives instructions to the Seller to make such payments directly to Next Metrology.

9.02 Managing Directors’ Claims

The Seller shall indemnify and hold the Buyer and Next Metrology harmless from and against any claim (and any consequence thereof) by the managing director of Next Metrology who was in office at any time up to Completion, in relation to matters relating to the period up to Completion.

9.03 Trade-names, trademarks and other intellectual or industrial property

The Seller shall not use or attempt to use, in the course of any business on his own account or in conjunction with or on behalf of any person or in any other manner whatsoever, directly or indirectly, the trade-names, trademarks, service marks, brand names, designs or logos, domain names and any other similar intellectual property, whether registered or not, or any other trade-name, trademark, service mark, brand name, design or logo similar to such trade-names, trademarks service marks, brand names, designs, logos, domain names or other similar intellectual property of Next Metrology; (including the name Next Metrology or TouchDMIS whether used as a standalone name or in association with other names).

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SECTION 10

Restrictive Covenants

(a)	The Seller agrees that, as from the Completion Date and for a period of 3 (three) years thereafter (or in the case of the Seller, for the period of time until the expiration date of any restrictive covenants provided for in his Service Agreement, if shorter), in his capacity as a seller of the Share and irrespective and without prejudice to any other restrictive covenant he has agreed or will agree to, he shall not:

(i)	either on his own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, distributor, consultant, partner or otherwise) in the business of designing, engineering, manufacturing, marketing, selling, installing, servicing and maintaining CMMs and laser-based and other technology, software and applications used in connection with CMMs;

(ii)	either on his own account or in conjunction with or on behalf of any person, solicit or endeavour to entice away from the Company (Buyer, Next Metrology and their respective Affiliates) any person who, at the Completion Date, is an officer, manager, employee, self-employed person, or consultant of Next Metrology, whether or not such person would commit a breach of contract by reason of leaving service or office;

(iii)	either on his own account or in conjunction with or on behalf of any person, endeavour to entice away from the Company any person who, at the Completion Date of this Agreement, is a customer of Next Metrology (directly or indirectly through software sales by original equipment manufacturers, distributors and dealers), whether or not such customer would be in breach of its contract with Next Metrology or – after Completion – with the Company as a result thereof; and

(iv)	either on his own account or in conjunction with or on behalf of any person, carry on, engage, be concerned or interested (directly or indirectly and whether as principals, shareholders, directors, employees, agents, distributors, consultants, partners or otherwise) in any business conducted by the Company at the Completion Date, or in any business involving the design, development, manufacture, sale or servicing of machine vision sensors and systems utilizing electro-optical techniques or component parts utilized in such sensors or systems.

(b)	The Seller and the Buyer represent to each other and acknowledge that the provisions contained in Section 10(a) are necessary for the protection of the Buyer’s and Next Metrology’s interests and goodwill. The geographical scope of the Seller’s obligations contained in Section 10(a) shall be the entire world. Should any such restriction or undertaking be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted or modified, such restriction or undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. The consideration for the Seller’s fulfillment of the obligations contained in this Section 10 has been included in the Purchase Price.

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SECTION 11

Indemnity Holdback Account

(a)	Upon Completion, the Buyer shall credit, by book entry only, to an escrow ledger account (“Indemnity Holdback Account”) maintained by the Buyer a portion of the Purchase Price in Cash equal to Eur 100,000 (one hundred thousand) (“Indemnity Holdback Amount”). The Indemnity Holdback Amount shall serve the purpose to secure the Seller’s timely fulfillment of all of his obligations as arising from this Agreement (including the obligations provided for in Sections 8 and 9 (as confirmed pursuant to Section 4.02(a)(i)(ee)) and the obligation deriving from any breach of the obligations arising from Section 10 (“Contractual Claim”).

(b)	Any remaining balance in the Indemnity Holdback Account shall be paid by the Buyer to the Seller upon expiration of the Indemnity Holdback Account, provided that, if claims which may trigger the Seller’s obligation to pay a Contractual Claim are pending upon the expiration date:

(aa)	the term will be extended until these claims are resolved;

(bb)	an amount equal to the lower of the balance of the Indemnity Holdback Account and the aggregate amount of the outstanding Contractual Claims upon the expiration of the Indemnity Holdback Account will be frozen in the Indemnity Holdback Account until these claims are resolved.

(c)	The Indemnity Holdback Account shall expire twelve months after the Completion Date.

(d)	The following amounts shall be credited against and so reduce the Indemnity Holdback Account (as a result, any Contractual Claim of the Buyer shall thereby be automatically set off against a claim of the Seller to have the equivalent part of the Purchase Price paid):

(i)	amounts mutually agreed upon by the Buyer and the Seller;

(ii)	amounts set forth in a certified copy of any award (whether final or provisional) by the Arbitral Tribunal referred to in Section 16.02 which orders the Seller to pay a Contractual Claim to the Buyer (or Next Metrology), but only to the extent of the amount to be paid by the Seller as indicated in the relevant award.

SECTION 12

[Intentionally left blank.]

SECTION 13

[Intentionally left blank.]

SECTION 14

Termination

(a)	The Parties acknowledge that any Material breach by the Seller of any of the obligations provided for in Sections 5.01, 5.02 or 5.03, in case the Seller fails to remedy such breach, if the breach is capable of remedy, within an additional period of 10 (ten) calendar days from the delivery of a written notice by the Buyer to the Seller, shall entitle the Buyer to terminate this Agreement with immediate effect by way of written notice.

(b)	The Buyer shall further be entitled to terminate this Agreement with immediate effect by way of written notice:

(i)	in case any Material breach of any of the representations and warranties given by the Seller pursuant to this Agreement occurs prior to or on the Completion Date and the Seller fails to remedy such breach, in case the breach is capable of remedy, within an additional period of 5 (five) calendar days from the delivery of a written notice by the Buyer to the Seller;

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(ii)	in case either Party receives an order or other enforceable instrument issued by a court of law or any other governmental authority or agency which enjoins that Party to refrain from executing any document or taking any action required for Completion pursuant to this Agreement or the law;

(iv)	the Seller or Next Metrology is insolvent.

(c)	With the exception of instances set forth in this Section 14, the Parties, to the maximum extent allowed by Czech law, exclude all provisions of the Czech Civil Code and other applicable regulations under which a Party might be entitled to withdraw from or otherwise terminate this Agreement.

(d)	The Parties agree that the right to terminate this Agreement under this Section 14 cannot be utilised after the Completion occurs.

SECTION 15

Miscellaneous

15.01 Compliance

(a)	The Parties acknowledge that, as from the Completion Date, Next Metrology shall adopt and implement organisational and internal audit and control models and procedures in compliance with those applied by the group to which the Buyer belongs, including its ethical rules, compliance, anti-bribery, anti-corruption and anti-money laundering regulations. The Seller shall provide his utmost assistance and support in the process which will be required to implement such models and procedures so as to guarantee as swift an integration of Next Metrology into the Buyer’s group as possible after Completion.

15.02 Confidentiality

(a)	Each of the Seller, Next Metrology and the Buyer shall at all times keep strictly confidential and, as applicable, each of the Seller, Next Metrology and the Buyer shall procure that their respective officers, employees and professional advisers keep strictly confidential any information pertaining to this Agreement (including but not limited to the purchase price and terms of sale) and the financials, business operations, marketing practices or policies, litigation, identity of customers as well as any other confidential aspect of Next Metrology, except for such information relating to this Agreement which Buyer and its Affiliates may be required to disclose in connection with reporting and disclosures requirements of the Buyer and its Affiliates under applicable law or the rules of The Nasdaq Stock Market and except for any such information which:

(i)	at the time of disclosure is publicly available or becomes publicly available otherwise than, directly or indirectly, through the breach by any of the Seller, Next Metrology or the Buyer of this Section 15.02 or the failure of any officer, employee or professional adviser referred to above to keep the same confidential; or

(ii)	is required to be disclosed by any other applicable law or by any supervisory or regulatory body, in which case the Party shall inform, to the extent reasonably practicable, the other Party that such disclosure is required, and the Parties shall use their reasonable efforts to agree in good faith on the content of such disclosure prior to it being made.

(b)	The Seller and Next Metrology acknowledge that an Affiliate of the Buyer is listed on The Nasdaq Stock Market and its stock is registered with the Securities and Exchange Commission and is therefore subject to strict regulatory obligations in relation to the disclosure of any information and data concerning transactions similar to the transaction contemplated by this Agreement. Therefore, the Seller and Next Metrology agree that any public disclosure of any information or data concerning the transaction contemplated by this Agreement, including any press release, shall be made only at such time and in such form and substance as acceptable to the Buyer.

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15.03 Entire agreement and amendments

(a)	This Agreement and the OITA shall together form the sole and entire agreement between the Parties governing the Transaction as contemplated herein and supersedes all prior verbal and/or written agreements between the Parties concerning its subject matter. In the event of any inconsistency between the Agreement and the OITA, this Agreement shall prevail. The Agreement shall survive conclusion of OITA in its entirety with the exception of the obligation of the Parties to enter into the OITA under Section 4.02(a)(iii)(aa), which shall be consumed by conclusion of the OITA.

(b)	The amendments to this Agreement shall be valid and effective if agreed upon by the Parties in writing.

15.04 Successors - Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assignees, heirs or successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by one Party without the prior written consent of the other Parties, while such consent might not be unreasonably withheld or delayed; provided that Buyer may Assign its rights under this Agreement to a party who acquires all or substantially all of the Assets of Next Metrology, provided that such assignment shall not relieve the Buyer of its obligations under this Agreement without the prior written consent of the Seller.

15.05 Notices

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language by way of either registered mail or telefax, addressed, in each case, to the addresses indicated below (or to such other address as each Party may hereafter provide to the other by written notice as provided herein) and with a copy by e-mail and it shall be deemed to have been duly and validly given: (i) in case of notice sent by registered mail, upon receipt of the same; and (ii) in case of notice sent by telefax, upon acknowledgement of successful and complete transmission by the fax machine of the sender:

if to Buyer:

c/o Perceptron, Inc.

47827 Halyard Drive

Plymouth, MI 48170

U.S.A.

Fax No. +1-734-414-4800

Attention: Jeffrey M. Armstrong, President

e-mail: armstrong@perceptron.com

with a copy (which shall not constitute notice) to:

Thomas S. Vaughn

Dykema Gossett, PLLC

400 Renaissance Center

Detroit, MI 48243

Fax No.: +1-313-568-6915

e-mail: tvaughn@dykema.com

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if to the Seller:

Angelo Muscarella

c/o

Avv. Luca Mastromatteo, Esq.

Gianni, Origoni, Grippo, Cappelli & Partners

Corso Vittorio, Emanuele II, 83

10128 Torino, Italy.

Fax: +39-011 5185932

e-mail: lmastromatteo@gop.it

with a copy (which shall not constitute notice) to:

Avv. Luca Mastromatteo, Esq.

Gianni, Origoni, Grippo, Cappelli & Partners

Corso Vittorio, Emanuele II, 83

10128 Torino, Italy.

Fax: +39-011 5185932

e-mail: lmastromatteo@gop.it

15.06 Language

This Agreement is entered into in the English language. The Parties hereby acknowledge to have fully understood its content and all of its terms and conditions.

15.07 Severability

If any provision of this Agreement is held to be illegal, invalid, unenforceable or deemed non-existent under present or future laws effective during the term of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, unenforceable, or non-existent provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, unenforceable or non-existent provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, unenforceable or non-existent provision, a provision as similar in terms to such illegal, invalid, unenforceable or non-existent provision as may be possible and be legal, valid and enforceable shall be added automatically, as a part of this Agreement.

15.08 Fees and expenses

(a)	Except as otherwise expressly provided for by this Agreement, all legal and other advisors’ fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such fees, costs or expenses.

(b)	All stamp duties, registration taxes and notary fees relating to the transfer of the Share pursuant to Section 2(b) shall be borne by the Buyer.

15.09 Obligations of the Seller: general clause

(a)	the Seller hereby agrees to cause Next Metrology to duly and timely fulfill all of the obligations arising from this Agreement.

(b)	Where the Seller covenants with the Buyer that he shall procure that a person different from the Seller will comply with any of the provisions of this Agreement, the Seller thereby covenants pursuant to Section 1769 second sentence of the Czech Civil Code that if such person will not comply with the respective provisions of this Agreement he will cover damage suffered by the Buyer and/or Next Metrology resulting from such failure to comply.

15.10 Interest Rate

Should any payment due under this Agreement by either Party not be made on or before the agreed term for payment, annual interest equal to EURIBOR 3 months plus 500 basis points (or the maximum percentage allowed by anti-usury laws and regulations from time to time, if lower) will accrue from the date of expiration of the payment term until the actual payment is provided.

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15.11 Waivers

(a)	No delay, indulgence or omission in exercising any right, power or remedy provided by this Agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

(b)	The Seller agrees with the Buyer:

(i)	to waive any claim or remedy or right which he may have as at Completion; and

(ii)	that Next Metrology and any managing director, officer or employee of Next Metrology shall have no liability whatsoever to the Seller on or after Completion,

in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by Next Metrology or a director, officer or employee of Next Metrology for the purpose of assisting the Seller in giving any warranty, representation, undertaking or covenant, in preparing due diligence documents and in entering into this Agreement or any agreement or document entered into pursuant to this Agreement.

15.12 Survival of the Agreement

The provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion, including conclusion of the OITA.

SECTION 16

Governing Law - Arbitration

16.01 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Czech Republic, without regard to the provisions governing conflicts of laws.

16.02 Arbitration

(a)	Any dispute arising out of or related to this Agreement shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce of Paris, by three arbitrators, appointed in accordance with such Rules, who shall be fluent in the English language.

(b)	The place of the arbitration shall be Paris, France. The language of the arbitration shall be English.

(c)	Any dispute arising out of or related to this Agreement and any comparable dispute arising out of the Mills SPA, the Topmes SPA and the Coord3 Agreement shall be heard and decided in a single arbitration proceeding.

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SIGNED by Angelo Muscarella

Signature	: /s/ Angelo Muscarella

SIGNED by Perceptron, Inc.

Margaret Mary Kaczmarek Nelson Vice President

Signature	: /s/ Margaret Mary Kaczmarek Nelson

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EXHIBIT 1.03

Certain Definitions

“Affiliates”	shall mean persons controlling, controlled by or under common control with the person. For purposes of this Agreement, “control” shall be interpreted in accordance with Section 74 et seq. of Act No. 90/2012 Coll. of the Czech Republic, Act on Business Companies and Cooperatives, as amended.

“Agreed Accounting Principles”	shall mean the Czech Accounting Principles.

“Agreement”	shall mean this agreement, inclusive of the Exhibits, Appendices and Annexes.

“Annexes”	shall mean all annexes, as listed above in the table of contents.

“Appendices”	shall mean all appendices, as listed above in the table of contents.

“Business Day/s”	shall mean each calendar day other than Saturdays, Sundays and any other days on which banks are closed for business in the City of Torino, Italy and the City of Prague, Czech Republic.

“Buyer”	shall have the meaning indicated in the headings of this Agreement.

“Claiming Party”	shall have the meaning indicated in Section 8.03(a).

“CMM”	means coordinate measuring machine and equipment.

“Company”	shall mean the Buyer, Next Metrology and their Affiliates.

“Completion”	shall mean the consummation of all of the actions and transactions indicated in Section 4.02 (unless waived by the interested Party) and the completion of the transfer of full title to and ownership of the Share to the Buyer as contemplated in this Agreement.

“Completion Date”	shall mean the date upon which Completion will take place, as specified in Section 4.01(a).

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“Completion Date Debt”	shall mean the Debt of Next Metrology as at the Completion Date, to be determined in accordance with the Agreed Accounting Principles.

“Completion Date Net Working Capital”	shall mean the Notional Net Working Capital of Next Metrology as at the Completion Date, to be determined in accordance with the Agreed Accounting Principles.

“Contractual Claim”	shall have the meaning indicated in Section 11(a).

“Coord3”	shall mean Coord3 Industries s.r.l.

“Coord3 Agreement”	shall mean that certain Agreement for the purchase of 100% of the business of Coord3 Industries s.r.l. which will be entered into between Perceptron CMM, LLC, a company established under the laws of the State of Michigan, United States of America, with offices at 47827 Halyard Drive, Plymouth, Michigan 48170, United States of America, State of Michigan ID no. E5614M, Muscarella and Coord3 Industries s.r.l., a company established under the laws of Italy, with registered offices at corso Siccardi 11bis, Torino, Italy, registered with the Company Registry of Torino, Italy, registration and tax registration number 09061500014 on January 29, 2015.

“Czech Accounting Principles”	shall mean Czech Republic generally accepted accounting principles.

“Czech Civil Code”	Act No. 89/2012 Coll. of the Czech Republic, Civil Code, as amended

“Debt”	shall mean all liabilities of Next Metrology other than those included in the calculation of the Notional Net Working Capital.

“Detriment”	shall have the meaning indicated in Section 8.01(a)(ii).

“Detriment Claim”	shall mean a claim raised under Section 8.01 or under Section 8.02.

“Detriment Event”	shall have the meaning indicated in Section 8.03(a).

"Disclosed"	means a matter that is fully and fairly disclosed with sufficient detail and accuracy (as to its nature, legal purpose and title and specific amount) so as to enable a reasonable assessment of its impact on Next Metrology.

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"Disclosure Letter"	shall mean the letter in the agreed form dated the same date as this Agreement from the Seller to the Buyer disclosing information constituting exceptions to the representations and warranties indicated in Sections 6(b) and 7.02 of this Agreement.

“Discount”	shall have the meaning indicated in Section 8.01(a)(i).

“Discount Cap"	shall have the meaning indicated in Section 8.01(b)(ii).

“Disputed Matters”	shall have the meaning indicated in Section 3.03(b).

“Due Diligence”	shall have the meaning indicated in Section 6.

“Encumbrance”	shall mean any mortgage, charge, pledge, lien, security interest or attachment of any nature whatsoever, note of the Cadastral Office indicating any potential or actual change in the legal status of a property (in Czech: Plomba), options, right of first refusal, easement (whether registered or unregistered), title retention, third party rights (including in rem rights) or other securities or de facto situations attached to a certain object or asset or share and limiting the rights thereupon. “Encumbrances” shall be construed accordingly.

“Environmental Law”	shall mean all applicable international treaties, laws, conventions, EU directives or regulations, statutes, regulations, subordinate legislation (in particular any regional, provincial municipal and other local law and/or regulation), applicable in Italy, which from time to time relate to Environmental Matters and Environmental Licences and all enforceable orders or other instruments and other requirements of or issued by any competent public authority, court or agency, concerning the protection of the environment or the prevention, limitation, mitigation or remediation of harm to the environment or relating to Environmental Matters.

“Environmental License”	shall mean any permit, licence, authorization, consent or other approval, registration, notification or communication required by any Environmental Law for the operations of Next Metrology or of its business or in relation to the ownership, lease, occupation or use of the properties used for the operations of the Company or of its business.

“Environmental Matters”	shall mean all or any of the following: air (including all layers of atmosphere), water and land (including, without limitation, any of the foregoing within buildings and other material or man-made structures above or below the ground) as well as all organic and inorganic matter and living organisms and the systems supported by or including any of the components of the foregoing; the disposal, spillage, deposit, escape, discharge, leek, emission or presence of, contact with and exposure of, any person to hazardous materials or Waste, as well as the creation of any noise, vibration, radiation, nuisance or other adverse impact on the environment, maintenance of human health and safety, and any other matters relating to the condition, protection, maintenance, restoration or replacement of the environment or any part of it. “Environmental” shall be interpreted accordingly.

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“Indemnity Holdback Account”	shall have the meaning indicated in Section 11(a).

“Indemnity Holdback Amount”	shall have the meaning indicated in Section 11(a).

“Exhibit/s”	shall mean all exhibits, as listed above in the table of contents.

“Financial Debt”	shall mean all financial debts, inclusive of any bank debt, invoice discounting facility, loan, borrowing, overdraft, shareholders’ loan, financial (capital) lease.

“Government Debt”	shall mean the total of all amounts owed by Next Metrology to various government tax or social security authorities or agencies; including amounts owed under so called instalment agreements and all other amounts owing that have not yet been formalized into agreements (including interest and penalties); including both short term and long term amounts owed.

“Governmental Authority”	shall mean any foreign, European Union, or Czech national, regional or local governmental authority, quasi-governmental authority, court, or any regulatory, administrative or other agency, or any subdivision, department or branch of any of the foregoing.

“Governmental Authorization”	shall mean any consent, permit, concession, license, registration, approval, authorization, permit, order, exemption, certificate, franchise, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable law.

“Hazardous Substance/s”	shall mean any substance which is defined to be hazardous, dangerous, toxic or harmful under any Environmental Law.

“Liable Party”	shall have the meaning indicated in Section 8.03(a).

“Material” or “Materially”
“material” or “materially”	shall mean a breach, change or effect having an impact greater than, or involving more than, Eur 4,000.

“Material Adverse Change”	shall mean any change or effect that is Material that is materially adverse to the financial situation, financial performance, business, prospects, assets, liabilities, or value of the net assets of Next Metrology, impacting the value of Next Metrology by greater than Eur 500,000; but excluding any change or effect arising out of general economic conditions or conditions affecting companies generally in the industry in which Next Metrology operates.

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“Mills”	Keith Mills, British national, born in [ ], on [ ], domiciled at [ ], UK passport no. [ ].

“Mills Share”	shall have the meaning indicated in Introduction A.

“Mills SPA”	shall mean the Agreement for the purchase of the Mills Share by the Buyer dated January 29, 2015.

“Muscarella”	shall have the meaning indicated in the headings of this Agreement.

“Next Metrology”	Next Metrology s.r.o., a Czech Republic company duly existing and organized under Czech law, with offices at Štěrboholská 1307/44, 102 00 Prague 10, Czech Republic, Identification No.: 29129273, registered in the commercial register maintained by the Municipal Court in Prague, Section C, Insert 202085, registered share capital equal to CZK 200,000.

“Notice of Claim”	shall have the meaning indicated in Section 8.03(a).

“Notice of Objection”	shall have the meaning indicated in Section 8.03(c)(ii).

“Notional Net Working Capital”	shall mean (i) the sum of all trade accounts receivable (net of specific allowances for any of these accounts deemed uncollectible), (ii) the sum of all inventory items (net of specific reserves for items deemed obsolete or Slow Moving Inventory), (iii) prepaid expenses, and (iv) other current assets (with expected life less than one year), LESS (v) the sum of all accounts payable, expense accruals, accrued payroll (including vacation and statutory holiday accruals), other current liabilities (including deferred tax liabilities), and deposits from customers.

“OITA”	shall have the meaning indicated in Section 2(b).

“Parties”	shall mean the Seller, Next Metrology and the Buyer.

“Party”	shall mean the Seller, Next Metrology and the Buyer, when individually and generically referred to.

“Permanent Disability”	shall mean the person’s total and permanent disability which prevents the person from performing for a continuous period exceeding six months the duties assigned to the person.

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“Permit”	shall mean any permits, consents, approval, resolution, licenses, certificates, notices, filings, lodgments, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorizations and approvals including any conditions thereof required or provided under Czech or other applicable law.

“Property”	means office No. 17 of area of 56,59 m² situated in building “K” on plot no. 1350/2, which is registered in the cadastral area of Hostivař, municipality of Prague, in title deed No. 139, used by Next Metrology to carry out its business.

“Purchase Price”	shall have the meaning indicated in Section 3.01(a).

“Reference Date”	shall mean December 31, 2014.

“Reference Financial Statements”	Next Metrology Financial Statements as of December 31, 2014 as attached to the Agreement as Annex 1.

“Relevant Anniversary Date“	shall have the meaning indicated in Section 3.04(b).

“Required Consents”	shall mean a consent by TESLA KARLÍN, a.s., a company with its registered seat at Prague 10, V Chotejně 9/1307, Zip Code 10200, Czech Republic, ID No.: 452 73 758, with the sublease of the Property by Topmes to Next Metrology under the Sublease Agreement.

“Seller”	shall have the meaning indicated in the headings of this Agreement.

“Service Agreements”	shall have the meaning indicated in the Coord3 Agreement.

“Share”	shall have the meaning indicated in Introduction A.

“Slow Moving Inventory”	shall mean any and all inventory items that are in excess of 360 days old as of the Completion Date.

“Sublease Agreement“	shall have the meaning indicated in Section 13.

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“Tax” or “Taxes”	shall mean all (i) Czech and foreign taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, professional, salary or other governmental, local and municipal taxes imposed or payable to any government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Third Party Claim”	shall mean a claim brought by any third party against Next Metrology.

“Topmes”	Topmes s.r.o., a company established under the laws of the Czech Republic, with offices at Štěrboholská 1307/44, Hostivař, 102 00 Prague 10, Company ID: 00541940, registered in the Company Register at Municipal Court of Prague, Section C, File 210793.

“Topmes Share”	shall have the meaning indicated in Introduction A.

“Topmes SPA”	shall mean the Agreement for the purchase of the Topmes Share by the Buyer dated January 29, 2015.

“Transaction”	shall have the meaning indicated in Section 2(a).

“Waste”	shall mean any waste as defined or regulated by any Environmental Law.

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EXHIBIT 7.01

Buyer’s Representations and Warranties

1.	Good standing – Authority

(a)          The Buyer is a corporation validly existing, duly incorporated and in good standing under the laws of the State of Michigan, United States of America.

(b)          The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, or need to give any notice to, make any filing with, or obtain any Governmental Authorization from, any Governmental Authority in order for the it to consummate the transactions contemplated by this Agreement, other than as otherwise specified in the Agreement.

(c)          Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Buyer is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)          All corporate actions taken and which will be taken in connection with the Agreement have been duly authorized by all required corporate actions and the Buyer has not taken any action that, in any respect, conflicts with, constitutes a default under or results in any violation of any provision of its articles of association or by-laws.

(e)          The Buyer’s authorized representative has all the necessary corporate powers to enter into this Agreement.

2.	No bankruptcy proceedings

The Buyer is not insolvent or subject to any insolvency or pre-insolvency proceeding nor is it a party to or is negotiating any creditors’ arrangement of any kind.

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EXHIBIT 7.02

Seller’s representations and warranties

1.	Authority

(a)	Next Metrology has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. Next Metrology and the Seller do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, or need to give any notice to, make any filing with, or obtain any Governmental Authorization from, any Governmental Authority, in order for the Parties to consummate the transactions contemplated by this Agreement.

(b)	Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, shall: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Next Metrology or the Seller are subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, license, instrument, or other arrangement to which Next Metrology or the Seller is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any liability or Encumbrance upon any of its assets or result in any present or future indebtedness of Next Metrology becoming due and payable prior to its stated maturity; or (iii) result in the right of any managing director or employee of Next Metrology to any one-off payment, bonus or commission or to terminate his employment other than on normal contractual terms as a result of the transactions contemplated by this Agreement.

2.	Good Standing

(a)          Good standing - Authority

(i)	Next Metrology is a limited liability company, validly existing, duly incorporated and in good standing under the laws of the Czech Republic.

(ii)	No resolution has been passed or will be passed prior to Completion to approve the winding up of Next Metrology.

(iii)	Next Metrology has all the necessary powers and authority to own, operate, use, license or lease its assets and to carry on its business activity as it has been and is currently carried on.

(iv)	All corporate actions taken and which will be taken by Next Metrology in connection with this Agreement have been duly authorized and the Seller and Next Metrology have not taken any action that, in any respect, conflicts with, constitutes a default under or results in any violation of any provision of law or of their articles of association, by-laws or any other internal document.

(b)          No insolvency proceedings

(i)	Neither Next Metrology nor the Seller is subject to any insolvency proceeding of any kind nor do they satisfy the requirements for filing any insolvency procedure of any kind, including on the basis of threatening insolvency (in Czech: hrozící úpadek). No liquidator, insolvency trustee, bankruptcy receiver, administrator or similar officer has been appointed in respect of Next Metrology or the Seller. Next Metrology and/or the Seller have not and, to the best of the Seller’s knowledge, no third party has taken any action with a view to file for any such insolvency proceeding or to appoint any such liquidator, insolvency trustee, bankruptcy receiver, administrator or similar officer.

(ii)	No arrangement with any of Next Metrology or the Seller’s creditors of any kind has been entered into or is currently being negotiated.

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(iii)	Neither Next Metrology nor the Seller has entered into any agreement for the assignment of their assets (or any part of them) for the benefit of its creditors.

(iv)	Neither Next Metrology nor the Seller has filed any petition for the restructuring of its debt or an insolvency or similar motion against themselves or Next Metrology. Neither Next Metrology nor the Seller is aware that an insolvency or similar motion would have been filed against any one of them in any jurisdiction by any third person.

(v)	No resolution has been passed to dissolve or liquidate Next Metrology.

(c)	Licenses, permits, authorizations

(i)	Next Metrology has all licences, permits, authorizations and consents from any person, authority or body which are necessary to carry on its business. To the best of Seller’s knowledge, Next Metrology has at all times been in compliance with each Governmental Authorization and Permit. No event has occurred or circumstance exists that could (with or without notice or lapse of time) (I) constitute or result, directly or indirectly, in a violation of, or a failure on the part of Next Metrology to comply with, any Governmental Authorization and Permit, or (II) result, directly or indirectly, in the revocation, suspension, cancellation, termination, or modification of any Governmental Authorization and Permit.

(ii)	Next Metrology has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other person regarding (I) any actual, alleged, or potential violation of, or failure to comply with, any Governmental Authorization and Permit, or (II) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization and Permit.

(iii)	To the best of Seller’s knowledge, all other filings required to have been made with respect to such Governmental Authorizations and Permit have been duly made on a timely basis with the appropriate Governmental Authorities.

(iv)	No violation exists in respect of any such licences, permits, authorizations and consents and no proceeding is pending or, to the best of the Seller’s knowledge, threatened against Next Metrology to revoke or materially limit any such licences, permits, authorizations or consents.

3.	Share Capital of Next Metrology

(i)	The issued and outstanding registered capital of Next Metrology is that indicated in the headings of the Agreement. The issued registered capital has been duly authorized, and is fully subscribed and paid. The ownership interests representing 100% of the registered capital of Next Metrology have been duly issued.

(ii)	Mills is the sole registered, legal and beneficial owner of an ownership interest representing 25% of the registered capital of Next Metrology.

(iii)	Next Metrology’s ownership interest owned by Mills is free and clear from any Encumbrances.

(iv)	No resolution has been passed to approve any increase or decrease of the registered capital of Next Metrology, no contribution outside the registered capital (in Czech: příplatek) of Next Metrology has been made, and there are no outstanding options, warrants, agreements, conversion rights, pre-emption rights or other rights to subscribe for, purchase or otherwise acquire the Share or any further ownership interests of Next Metrology.

(v)	Next Metrology has issued no bonds or other securities.

(vi)	No advance payment of dividends or any other distribution of any future dividends has been approved or made.

(vii)	No person is a shadow managing director of Next Metrology and no other person than the Seller, Muscarella and Topmes exercises decisive influence or control over Next Metrology.

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4.	Title to the Target Business

All of Next Metrology’s assets are free and clear of any Encumbrances and there are no outstanding options, warrants, agreements, pre-emption rights or other rights to purchase or otherwise acquire Next Metrology, any portion thereof or any of its assets.

5.	Financial Statements

(a)	A list of all the bank accounts of Next Metrology with the identification of all persons with access to such accounts (whether having right to dispose of funds or not) are indicated in Annex 5(a).

(b)	The Completion Date Net Working Capital is equal to or greater than a negative Eur 30,000 (thirty thousand).

(c)	Upon the Completion Date, Next Metrology’s Debt is not greater than Eur 50,000 (fifty thousand).

6.	Accounts receivable

The accounts receivable of Next Metrology, after taking into account any applicable reserve for returns, claims and bad debts shown in Annex 6, are existing, valid and legitimate and collectable.

7.	Real estate properties

(i)	Next Metrology carries out and operates its business in the Property only and it does not own, lease or otherwise use or occupy any other real estate property (and Next Metrology upon Completion will carry out and operate its business in the Property only and will not own, lease or otherwise use or occupy any other real estate property).

(ii)	Next Metrology is entitled to use the Property, with no restriction whatsoever, on the basis of the lease agreement whose lessor, amount of the rent, date of execution, expiration date are indicated in Annex 7(ii). Next Metrology has duly and timely fulfilled all obligations arising from such lease agreement. The lessor is not entitled to terminate or withdraw from the lease agreement referred to above as a consequence of the consummation of the Transaction.

8.	Fixed tangible assets (other than real estate properties)

(a)	Ownership

(i)	Next Metrology has good title to and legal and beneficial ownership of the assets listed in Annex 8(a)(i).

(ii)	The assets listed in Annex 8(a)(i) are free and clear of any Encumbrances.

(b)	Capital Lease

Next Metrology is not a party to any capital lease agreement (leasing) except for those listed in Annex 8(b).

(c)	Operating Lease

Next Metrology has no operating lease agreements in place for any asset, except for the assets listed in Exhibit 8(c).

(d)	General

(i)	Annex 8(a)(i) is a complete and accurate list of all assets owned and used (as the case may be) by Next Metrology.

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(ii)	To the best of Seller’s knowledge, all assets owned or however used Next Metrology comply with all laws and regulations.

9.	Intellectual property

(i)	Next Metrology has all rights (including the right to exercise economic rights) and has been provided by all its employees, contractors and other authors with consents allowing interference with moral rights to the maximum extent permitted by applicable law in connection with all works protected by copyright and copyright neighboring rights (including any and all literary, artistic, science, musical, graphic, photography, software and copyright database works) as listed and described in Annex 9.(i) and is the sole legal and beneficial owner of the trademarks, trademark applications, industrial designs, industrial design applications, manufacturing and trade secrets, inventions, patents, patent applications, technology, know how, and databases, listed and described in Annex 9.(i) (“Intellectual Property”). Next Metrology owns no intellectual property other than that listed in Annex 9(i).

(ii)	The Intellectual Property is free and clear from any Encumbrances.

(iii)	The Intellectual Property is used in good faith.

(iv)	None of the items and assets of the Intellectual Property, or any of its part, is licensed to third parties or is part of a branch of a business as a going concern which is leased to third parties or has been assigned to third parties or on which a third party is entitled to the usufruct, except for the licences indicated in Annex 9(iv).

(v)	All fees, taxes and duties for all the registrations and maintenance of all Intellectual Property have been duly and timely paid by Next Metrology.

(vi)	To the best of the Seller’s knowledge, the Intellectual Property does not infringe any third party rights.

(vii)	There are no proceedings (including opposition proceedings before any authority or challenges) concerning the Intellectual Property which are pending or, to the best of the Seller’s knowledge, threatened, and Next Metrology has not entered into nor is it negotiating any settlement agreements regarding the Intellectual Property. Next Metrology is not obligated to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property.

(viii)	The Seller is not aware of any actual or potential infringements of the Intellectual Property by any third party.

(ix)	No director, officer, shareholder, employee, consultant, contractor, agent or other representative of Next Metrology owns or claims any rights in (nor has any of them made application for) any Intellectual Property.

(x)	Each software used by Next Metrology has been and is duly licensed to it and all relevant considerations for such licences have been duly and timely paid by Next Metrology.

(xi)	Next Metrology has included a copyright notice on any product that embodies a copyright owned by Next Metrology.

(xii)	To the best of the Seller’s knowledge, Next Metrology’s software do not contain viruses, worms, trojan horses, time bombs, backdoor access or any other adware, malware or spyware that could be used to interfere with the functionality of such software.

(xiii)	No Person has (or had) a copy of, or has (or had) the right to access now or at some time in the future, any source code for material Software; and there are no agreements under which Next Metrology has placed or is required to place into escrow any such source code.

(xiv)	No Intellectual Property was developed by Next Metrology using (in whole or in part) government funding or facilities nor was it obtained from any Governmental Authority.

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(xv)	No Person other than the Seller has ownership of or rights to any Intellectual Property, excluding such Intellectual Property that is the subject of a licence.

(xvi)	Next Metrology has taken all reasonable actions to protect its trade secrets included in the Intellectual Property from unauthorized use or disclosure, and to maintain such trade secrets in confidence.

(xvii)	The source code for all material software is in a form that a programmer of ordinary skill in the applicable programming language(s) is able to print, display, and read.

(xviii)	None of the software owned by, or developed by or for the benefit of, Next Metrology contains or requires use of any “open source” code, shareware or other software that does or may require disclosure or licensing of any such software or any other Intellectual Property owned by Next Metrology.

(xix)	All Intellectual Property (or any information and documents containing or materially relating to the Intellectual Property) is in a form that a person skilled in the relevant art is able to use such Intellectual Property in any manner permitted by applicable law and print, display and read such information or documents.

(xx)	Next Metrology has all rights to the domain names listed and described in Annex 9(i) (the “Domain Names”). The Domain Names were registered and are used in good faith, are free from any Encumbrances and all fees, taxes, duties for all the registrations and maintenance of the Domain Names have been duly and timely paid. The Domain Names do not infringe on any third party rights (including any third party trademarks or trade names) and Next Metrology is not aware of any actual or potential infringements arising in connection with the Domain Names. There are no proceedings (including arbitration) concerning the domain names before any authority which are pending, or to the best of the Seller´s knowledge, threatened, and Next Metrology has not entered into nor is it negotiating any settlement agreements regarding the domain names. Next Metrology does not allow any third party access to any of the domain names.

10.	Debt

As of the date this representation is made, Next Metrology’s Debt and accounts payable are as indicated in Annex 10, plus accounts payable incurred after the date hereof in the ordinary course of business consistent with the past practice.

11.	Guarantees and securities

(i)	No guarantees or patronage letters or other securities have been granted or created by third parties (including the Seller) for the benefit of Next Metrology.

(ii)	Next Metrology has issued or granted no guarantees or patronage letters and/or created securities in favor of any third party including the Seller.

(iii)	There are no off balance-sheet items in the books and records of Next Metrology.

12.	Books and records

(i)	All books and records of Next Metrology (including all tax books) have been fully, properly and accurately kept and completed in accordance with all applicable laws and the Agreed Accounting Principles and fairly reflect, in reasonable detail, the transactions, the financial position and the assets and liabilities of Next Metrology. All of such books and records are under the direct control of Next Metrology and have been kept for the duration prescribed by the applicable civil and tax laws and regulations.

(ii)	The records of the resolutions of managing directors and the shareholders of Next Metrology are accurate and accurately reflect all actions taken and all resolutions passed by managing directors and the shareholders of Next Metrology.

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13.	Litigation

There are no claims, actions, suits, proceedings or investigations pending or threatened in writing or, to the best knowledge of the Seller, threatened other than in writing, before any court or governmental or regulatory or administrative authority, domestic or foreign, or before any arbitrator of any nature to which Next Metrology is a party other than those indicate in Annex 13(i). To the best of the Seller’s knowledge, no facts or circumstances exist which may give rise to any such claims, actions, suits, proceedings or investigations.

14.	Employment matters - Agents

(i)	Annex 14(i) lists the employees of Next Metrology with their name and employment position. There are no accrued deferred salary / severance payment and other statutory monetary accrued entitlements due to such employees. The information contained in Annex 14(i) is true, accurate and complete as of the date hereof.

(ii)	Next Metrology has no employees other than the employees listed in Annex 14(i). No person other than the employees listed in Annex 14(i) may legitimately claim that he/she has a subordinate employment relationship with Next Metrology.

(iii)	No litigation, whether pending or threatened in writing or, to the best knowledge of the Seller, threatened but not in writing, exists between Next Metrology and any employee who is presently on its payroll as well as any former employee.

(iv)	Next Metrology is not in breach of any obligation to pay to any of its employees any wages, salaries, commissions, bonuses, benefits or other direct or indirect compensation for any services performed to the date hereof or amount required to be reimbursed to such employees, nor is it in breach of any other obligation arising from the employment agreements with their employees.

(v)	To the best of the Seller’s knowledge, Next Metrology has complied with all employment, health insurance and social security applicable laws and regulations and collective bargaining agreements (including those executed with local/plant unions, if any) governing employment, as well as with all employment practices, terms and conditions of employment, wages, hours and benefits, including any provision relating to health and safety.

(vi)	Up to the date hereof no employee of Next Metrology has actually performed or actually performs tasks which are not substantially corresponding to those prescribed by the relevant provisions of his/her individual employment agreement.

(vii)	There is no strike, slowdown or stoppage actually pending or threatened in writing or, to the best knowledge of the Seller, threatened but not in writing, against or involving Next Metrology.

(viii)	There is no employee bonus, stock option, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension or severance plans (i) to which Next Metrology is a party or (ii) which are maintained, contributed to or sponsored by Next Metrology for the benefit of the employees, other than those provided for by the law.

(ix)	Up to the date hereof the total accrued deferred salary / severance indemnity of each employee of Next Metrology has been calculated and accrued according to the applicable laws and/or other applicable contractual provisions.

(x)	Next Metrology has: (1) paid to the competent authorities all compulsory social welfare, social security and health insurance funds and provided to such authorities any requested document concerning the same; (2) fully paid all contributions (including interest, penalties and taxes, if applicable) concerning wages paid or due; and (3) withheld and paid to the competent authorities the total contributions and taxes to be withheld from the paid wages.

(xi)	No employee of Next Metrology is entitled to receive any payment of any nature whatsoever as a consequence of the execution of this Agreement and/or of the Completion as contemplated by this Agreement.

(xiv)	Next Metrology has not made any loan to any of its employees.

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(xv)	Next Metrology has no workers on a project basis.

(xvi)	Next Metrology has no fixed term employees.

(xvii)	Next Metrology has no self-employed workers.

(xviii)	Next Metrology has duly and timely fulfilled all of its tax, social security and health insurance obligations in relation to the current and past managing directors.

(xix)	Next Metrology has no commercial agents.

(xx)	Next Metrology has no collective bargaining agreements.

15.	Compliance with the law – Regulatory compliance

(i)	To the best of the Seller’s knowledge, the operations of Next Metrology have been conducted, in all material respects, in compliance with all permits, applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Next Metrology, including any such laws, regulations, orders or other requirements relating to product safety, accident prevention, export control, money laundering, anti-corruption, international sales and business ethics and health and safety on the work place.

(ii)	Next Metrology has not received a notification of any violation of any such law, regulation, order or requirement, or, to the best of the Seller’s knowledge, are in default with respect to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority or arbitrator applicable to Next Metrology, or any of its assets, properties or operations.

(iii)	To the best of the Seller’s knowledge, nor Next Metrology, none of its directors, officers or employees has committed any act or omission which may have caused any damage to any public authority or entity.

16.	Contracts

(i)	Annex 16(i) lists all contracts to which Next Metrology is a party.

(ii)	In relation to the customers’ or suppliers’ contracts of which Next Metrology is a party, none of the customers or suppliers (as the case may be) is entitled to terminate or withdraw from the relevant contracts referred to in this paragraph (i) as a consequence of the sale of the Shares to the Buyer.

(iii)	Next Metrology has duly and timely fulfilled in all material respects all of the obligations arising from all of the contracts referred to in paragraph 17(i) above.

(iv)	With respect to each contract entered into by Next Metrology: (A) the contract is legal, valid, binding, enforceable, and in full force and effect (or, as the case may be in relation to past agreement expired or terminated, were legal, valid, binding and enforceable) against Next Metrology and, to the best of the Seller’s knowledge, the other parties thereto; (B) the contract shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) Next Metrology and, to the best of the Seller’s knowledge, no other party is in breach or default, and, to the best of the Seller’s knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such contract; (D) no party has repudiated any provision of such contract, served a notice of termination of such contract or indicated an intent to terminate such contract; (E) there is no renegotiation of, attempt to renegotiate, or outstanding rights to renegotiate any such contracts with any person, and no person has made written demand for such renegotiation; (F) no party is entitled to withdraw from any contract without cause or as a consequence of the consummation of the Transaction; (G) to the best of the Seller’s knowledge all contracts to which Next Metrology is a party and which should have been awarded through a public tender process have been awarded in compliance with applicable laws and regulations.

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(v)	Since January 1, 2013, no supplier of Next Metrology has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Next Metrology or initiated or threatened litigation as a result of a dispute nor has Next Metrology refused to pay any such supplier due to quality, timeliness or other issues.

(vi)	Since January 1, 2013, no customer has indicated that it stop, or materially decrease the rate of, purchasing products or services from Next Metrology, refused to pay due to quality, timeliness or other issues or initiated or threatened litigation as a result of a dispute. None of Next Metrology’s agreements with its customers contain provisions which permit the customer to terminate their arrangement with Next Metrology as a result of the consummation of the transactions contemplated hereby.

17.	Product Liability and product warranty

(i)	No product liability claims are pending against Next Metrology.

(ii)	Next Metrology has not received any order from any governmental authority to recall any of the products manufactured and delivered. No event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall. Annex 17(ii) sets forth all product liability claims of Next Metrology settled during the past two (2) years.

(iii)	Attached as Annex 17(iii) is a copy of the form of each product warranty issued by Next Metrology that is still in effect. Each product manufactured, repaired, sold, leased, or delivered by Next Metrology has been in conformity with all applicable contractual commitments and all express and implied warranties, and Next Metrology has no liability (and, to the best of Seller’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, repaired, sold, leased, or delivered by Next Metrology is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

18.	Taxes

(i)	Next Metrology complied with all obligations in respect of Tax.

(ii)	All tax returns, reports or other filings that are required to be filed by Next Metrology on or before the date this representation is being made with any tax, social security or health insurance authorities have been duly and timely filed. Such tax returns, reports or other filings fully reflect the tax, social security and health insurance liabilities of Next Metrology, at the time of the filing, for the relevant tax period. Next Metrology currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Next Metrology does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon the Target Business.

(iii)	All Taxes of Next Metrology: (i) payable on or before the date this representation is made; or (ii) that are attributable to any relevant period up to the date hereof, but are not yet due and payable as of the date this representation is made, in each case have been timely and duly paid or appropriate provisions have been made therefore in Next Metrology’s books and records.

(iv)	No claim for assessment or collection of Taxes has been asserted against Next Metrology and there are no such claims threatened in writing or, to the best of the Seller’s knowledge, threatened other than in writing, against Next Metrology. Neither Next Metrology nor the other Seller nor any director or officer (or employee responsible for Tax matters) of Next Metrology expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

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(v)	Next Metrology has withheld from its employees, independent contractors, creditors, shareholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Completion Date in compliance with all Tax withholding and remitting provisions of applicable laws and have complied in all respects with all Tax information reporting provisions of all applicable laws.

(vi)	Next Metrology has not received any written or oral notice that it is in violation (or with notice will be in violation) of any applicable law relating to the payment or withholding of Taxes.

(vii)	Next Metrology has not received any notice of a proposed Tax, social security, or health insurance inspection or any other administrative proceeding or court proceeding nor are any of the foregoing pending or threatened in writing, or to the best of the Seller’s knowledge, threatened but not in writing with regard to any Taxes or Tax Returns.

(viii)	Next Metrology is a party to no dispute with any tax authority in relation to any Tax.

(ix)	Annex 18 sets forth Next Metrology’s open tax audit years.

19.	Public grants

Next Metrology has never received nor benefitted from any public grants.

20.	Privacy and personal data protection

(i)	To the best of the Seller’s knowledge, Next Metrology has complied with all laws and regulations governing the protection of privacy and personal data.

(ii)	To the best of the Seller’s knowledge, the consummation of the Transaction will not violate any privacy policy, information security policy, terms of use, customer agreements or any applicable laws or regulations relating to the use, storage, treatment, dissemination or transfer of any personal data or information or confidential information of a third party.

21.	Loans to or by the Seller

There is no outstanding indebtedness or other liability (actual or contingent) owed by Next Metrology to the Seller, his Affiliates or to any director, officer, or employee of Next Metrology or any person related to a director, officer, or employee as aforesaid, nor is there any indebtedness owed to Next Metrology by any such person.

22.	Equity Interests; Branches

(i)	No interest in any legal entity is owned (whether directly or indirectly) by Next Metrology nor is Next Metrology a member of any partnership, joint venture, consortium or other incorporated or unincorporated association.

(ii)	Next Metrology has no branch, center of main interests, place of business or establishment outside of the Czech Republic.

23.	Information Technology

(i)	Next Metrology has an information technology system (i.e. personal computers, network, servers and connected devices and software, hereinafter “IT System”) fully functioning and suitable to operate its business in an efficient manner.

(ii)	The IT System is suitable and works properly for the purpose of supporting the management of Next Metrology’s business and allowing all its employees to carry out their intended tasks and duties, including, but not limited to, keeping the accounts and storing all relevant information.

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(iv)	Next Metrology has acquired full title to and ownership of, or a legitimate right to use, any and all third party software and/or intellectual property used in the IT System.

(v)	To the best knowledge of the Seller, the use of the software and intellectual property relating to the IT Systems and use of the IT System itself does not infringe any third party right or statutory provision.

(vii)	Next Metrology has devised and implemented with the utmost care specific procedures aimed at protecting the IT System from viruses and any other harm and preserving the security of its IT System, data and intellectual property.

(viii)	Next Metrology has taken all reasonable steps to safeguard the IT System utilized in the operation of its business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(ix)	The consummation of the Transaction (or any part thereof) will not disrupt or discontinue the operation and functionality of the IT System.

24.	Subsequent Events

Since the Reference Date, the business of Next Metrology has been conducted in accordance with Section 5.01(a) of the Agreement and of all applicable laws. Since the Reference Date, Next Metrology has taken none of the following actions:

(xxvii)	sale or disposal of any assets;

(xxviii)	granting of any rights (including in rem securities) in respect of any of Next Metrology’s assets or the charging of any of said assets with any Encumbrances;

(xxix)	decisions to incur any indebtedness or to borrow any money (except within the limits of the facilities currently available to Next Metrology as disclosed in writing to the Buyer), or to enter into any factoring or invoice discount agreement;

(xxx)	extension of the terms of payment of any payables or other liabilities or of any receivables, or discount any receivables;

(xxxi)	transactions (including share capital increase or decrease) which affect the share capital of Next Metrology;

(xxxii)	the granting of any rights (including in rem security rights) on any of the shares of Next Metrology or any further share to be issued by Next Metrology and issuance of any bond or other securities;

(xxxiii)	decisions to undertake any capital commitment (purchase or financial / capital lease of fixed or other assets);

(xxxiv)	decisions to enter into any partnership, consortium, association, joint venture agreements;

(xxxv)	change of the remuneration of any of the employees, other than increases required by the law or by the applicable collective bargaining agreements;

(xxxvi)	recruitment of any new registered managing director or key manager;

(xxxvii)	any redundancy plan;

(xxxviii)	acquisition or disposal of equity interests in other entities or of businesses as going concerns or any branches thereof;

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(xxxix)	agreements with customers or suppliers (including purchase orders) (aa) which have each a value greater than EUR 30,000 as to customers contracts and EUR 30,000 as to suppliers, or (bb) whereby the counterpart may withdraw or terminate without cause, or (cc) whereby the counterpart may withdraw or terminate for change of control, or (dd) which provide for restrictions to the freedom to operate in the market, or (ee) whereby Next Metrology must give unusual warranties or guarantees, or (ff) which contemplate unusual payment terms if compared with standard market practice;

(xl)	agreements with related parties (including shareholders, directors or employees of Next Metrology or relatives of the shareholders or of the directors or employees);

(xli)	change in accounting methods, policies or procedures or presentations of accounts; declaration and distribution of dividends or capital funds;

(xlii)	settlements of disputes;

(xliii)	guarantees to secure the obligations of a third party;

(xliv)	liquidation; dissolution; mergers, de-mergers and restructurings;

(xlv)	real estate leases;

(xlvi)	permitting the lapse or forfeiture of intellectual property rights or other intangible assets;

(xlvii)	fail to file any tax returns or any other report to any authority as required under the law or any contract by its applicable due date or fail to pay any taxes, as and when they first became due and payable;

(xlviii)	negotiation for the settlement or compromise, or settlements or compromise, of any tax liability;

(xlix)	payment of dividends or distributions;

(l)	termination of any material agreement;

(li)	enter into or amend any agreement, except for acceptance or placement of purchase orders in the ordinary course of business.

25.	Material Adverse Change

No Material Adverse Change in Next Metrology has occurred between the Reference Date and the date this representation is made.

26.	No Broker

The Seller has entered into negotiations with the Buyer in relation to the Transaction and have entered into this Agreement without using the services of any broker, other than Delta Metrology which will be paid a deal consummation fee directly by the Buyer.

27.	Foreign Corrupt Practices Act and International Trade Sanctions

Neither Next Metrology, nor the Seller acting on its behalf, nor any of their respective directors, officers, agents, employees or any other persons acting on behalf of Next Metrology has, in connection with the operation of Next Metrology, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable law, or (iv) violated or operated in noncompliance with No. 253/2008 Coll., on certain measures against legalization of proceeds of crime and terrorist financing, as amended.

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28.	Affiliate Transactions

(a)	Except as set forth in Annex 28, none of the Seller, his Affiliates, and his relatives, and to the best of the Seller’s knowledge, Next Metrology, its directors, officers, employees or shareholders, are a party to, or the beneficiary of, any contract or material transaction relating to Next Metrology, including any contract providing for any loans, advances, the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to or from, any such persons.

(b)	All the transactions and contracts set forth in Annex 28 were performed under the terms and conditions usual at the time and place and in accordance with the legal rules and regulations (including corporate, accounting and Tax regulations). All the costs and expenses expended by Next Metrology within the transactions set forth in Annex 28 are Tax deductible, save for those expressly excluded from the Tax-deductible costs in the Tax returns filed prior to the date of this Agreement (this does not apply to the costs or expenses considered as not Tax deductible in future as a result of changes in the Tax regulations).

29.	No Other Business

Except as set forth on Annex 29, Next Metrology has never conducted any business or other operations other than the current business of developing software and applications used in connection with CMMs (the “Current Business”) and Next Metrology has no liabilities or obligations, known, unknown, contingent or otherwise, arising from previously disposed of or discontinued operations, or that are not related to or did not arise from the operation of the Current Business.

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